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News Release

Contact:

Colleen T. White, Corporate Communications – 201-847-5369

Patricia A. Spinella, Investor Relations – 201-847-5453

Michael Marinello, BD Medical Public Relations – 201-847-7437

BD Medical Notifies Blood Glucose Monitor Users in the US and Canada About a
Potential Malfunction with its Meters

Franklin Lakes, NJ (February 17, 2006) – BD Medical, a segment of BD (Becton, Dickinson and Company) (NYSE:BDX), announced today that it is voluntarily notifying all users of all of its blood glucose meters about a potential malfunction which could affect the units of measure displayed on the meters. If this malfunction does occur and goes unnoticed, it is possible that users may misinterpret their test results and change their diet or medication in a way that can result in temporary periods of high or low blood glucose that may require medical intervention.

The affected meters are sold in the United States and Canada under the brand names of: BD Logic®, BD Latitude™, Paradigm Link®, and The Link® Blood Glucose Monitors. To date no confirmed injuries or adverse health events have been reported, and BD is not requesting the return of product from the market. The users of these products were notified about this potential malfunction beginning in January.

The blood glucose meters sold in the US are designed to display results in milligrams per deciliter (mg/dL). On very rare occasions these meters may switch the glucose test result display from “mg/dL” to “mmol/L.” The glucose meters sold in Canada are designed to display results in millimoles per Liter (mmol/L). On very rare occasions these meters may switch the glucose test result display from “mmol/L” to “mg/dL.” Switching might happen during an event such as installing a battery or dropping the meter. This could lead to the misinterpretation of test results.

Users can continue to use their meter to test their blood glucose, but should confirm their meter’s unit of measure (mg/dL or mmol/L) every time they test. If the meter is displaying the incorrect unit of measure, the user should disregard the reading and contact BD at 1-866-556-8123 for further instructions.

Patient safety and the efficacy of our products are BD’s top priorities. BD is informing its registered users, as well as all customers, including distributors, retailers and healthcare professionals, of this issue. Special instructions are being inserted into each new meter and test strip package. BD is working with the US Food and Drug Administration and Health Canada on this notification.

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About BD

BD, a leading global medical technology company that makes and sells medical devices, instrumented systems and reagents, is dedicated to improving people’s health throughout the world. BD is focused on improving drug therapy, enhancing the quality and speed of diagnosing infectious diseases, and advancing research and discovery of new drugs and vaccines. The Company’s capabilities are instrumental in combating many of the world’s most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs more than 25,000 people in approximately 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. For more information, please visit www.bd.com.

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